April 24, 2006


Mail Stop 4561

VIA U.S. MAIL AND FAX (617) 332-2261

Mr. John C. Popeo
Chief Financial Officer
HRPT Properties Trust
400 Centre Street
Newton, MA  02458

      Re:	HRPT Properties Trust
      Form 10-K for the year ended December 31, 2005
      Filed March 10, 2006
      File No. 001-09317

Dear Mr. Popeo:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief


Mr. John C. Popeo
HRPT Properties Trust
April 7, 2006
Page 1